Exhibit 99.2

MERCK & CO., INC.
CONSOLIDATED STATEMENT OF INCOME - GAAP
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 1a

	2016	2015					% Change
	1Q	1Q	2Q	3Q	4Q	Dec YTD	1Q

Sales	$9,312	$9,425	$9,785	$10,073	$10,215	$39,498	-1%

Costs, Expenses and Other
Materials and production	3,572	3,569	3,754	3,761	3,850	14,934	—
Marketing and administrative	2,318	2,601	2,624	2,472	2,615	10,313	-11%
Research and development	1,659	1,737	1,670	1,500	1,797	6,704	-4%
Restructuring costs	91	82	191	113	233	619	11%
Other (income) expense, net	48	55	739	(170)	905	1,527	-13%
Income Before Taxes	1,624	1,381	807	2,397	815	5,401	18%
Income Tax Provision (Benefit)	494	423	119	566	(166)	942
Net Income	1,130	958	688	1,831	981	4,459	18%
Less: Net Income Attributable to Noncontrolling Interests	5	5	1	5	5	17
Net Income Attributable to Merck & Co., Inc.	$1,125	$953	$687	$1,826	$976	$4,442	18%
Earnings per Common Share Assuming Dilution	$0.40	$0.33	$0.24	$0.64	$0.35	$1.56	21%

Average Shares Outstanding Assuming Dilution	2,795	2,865	2,850	2,836	2,813	2,841
Tax Rate	30.4%	30.6%	14.7%	23.6%	-20.4%	17.4%

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2015

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture- Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$9,425					$9,425

Costs, Expenses and Other
Materials and production	3,569	1,250	105	1,355		2,214
Marketing and administrative	2,601	227	36	263		2,338
Research and development	1,737	63	2	65		1,672
Restructuring costs	82		82	82		—
Other (income) expense, net	55	(14)		(14)		69
Income Before Taxes	1,381	(1,526)	(225)	(1,751)		3,132
Taxes on Income	423			(278	)(3)	701
Net Income	958			(1,473)		2,431
Less: Net Income Attributable to Noncontrolling Interests	5					5
Net Income Attributable to Merck & Co., Inc.	$953			(1,473)		$2,426
Earnings per Common Share Assuming Dilution	$0.33					$0.85

Average Shares Outstanding Assuming Dilution	2,865					2,865
Tax Rate	30.6%					22.4%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $1.2 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $20 million of amortization of purchase accounting adjustments to inventories as a result of the Cubist Pharmaceuticals, Inc. acquisition. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses reflect $61 million of charges to increase the fair value of liabilities for contingent consideration, as well as $2 million of in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

FIRST QUARTER 2016

(AMOUNTS IN MILLIONS)

Table 3a

	Global			U.S.			International
	1Q 2016	1Q 2015	% Change	1Q 2016	1Q 2015	% Change	1Q 2016	1Q 2015	% Change
TOTAL SALES (1)	$9,312	$9,425	-1	$4,222	$3,953	7	$5,090	$5,472	-7
PHARMACEUTICAL	8,104	8,266	-2	3,913	3,637	8	4,191	4,629	-9

Primary Care and Women’s Health
Cardiovascular
Zetia	612	568	8	386	345	12	226	223	2
Vytorin	277	320	-13	109	111	-1	168	209	-20

Diabetes
Januvia	906	884	2	549	501	10	357	383	-7
Janumet	506	509	-1	226	212	7	280	297	-6

General Medicine & Women’s Health
NuvaRing	175	166	6	128	112	14	48	54	-11
Implanon / Nexplanon	134	137	-2	99	84	18	35	53	-34
Dulera	113	130	-13	107	125	-14	6	5	11
Follistim AQ	94	82	16	53	34	55	42	47	-13

Hospital and Specialty
Hepatitis
Zepatier	50		*	49		*	1		*

HIV
Isentress	340	385	-12	162	187	-13	178	198	-11

Hospital Acute Care
Cubicin(2)	292	187	56	255	166	54	37	21	74
Noxafil	145	111	31	71	45	57	74	66	13
Cancidas	133	163	-19	4	6	-34	128	157	-18
Invanz	114	132	-14	65	67	-2	49	65	-25
Bridion	90	85	6	5		*	86	85	1
Primaxin	73	65	13	1	3	-73	73	62	17

Immunology
Remicade	349	501	-30				349	501	-30
Simponi	188	158	19				188	158	19

Oncology
Keytruda	249	83	*	133	66	*	116	16	*
Emend	126	122	3	82	78	4	44	43	1
Temodar	66	74	-12	4		*	62	74	-17

Diversified Brands
Respiratory
Singulair	237	245	-3	17	6	*	220	240	-8
Nasonex	229	289	-21	112	143	-22	117	146	-20

Other
Cozaar / Hyzaar	126	185	-32	6	8	-25	121	177	-32
Arcoxia	111	123	-10				111	123	-10
Fosamax	75	94	-20	1	3	-76	74	91	-19
Zocor	46	49	-7	4	5	-28	42	44	-4
Vaccines
Gardasil / Gardasil 9	378	359	5	320	295	8	58	64	-9
ProQuad, M-M-R II and Varivax	357	348	3	310	308	1	47	40	19
RotaTeq	188	192	-2	149	157	-5	39	35	11
Zostavax	125	175	-28	109	151	-28	16	24	-33
Pneumovax 23	107	110	-3	67	77	-13	40	33	21

Other Pharmaceutical (3)	1,093	1,235	-12	330	342	-4	759	895	-15

ANIMAL HEALTH	829	829		233	203	15	596	626	-5

Other Revenues (4)	379	330	15	76	113	-33	303	217	40

* 100% or greater

(1) Only select products are shown.

(2) First quarter of 2015 reflects approximately two months of sales following the acquisition of Cubist Pharmaceuticals, Inc. by Merck on Jan. 21, 2015. Percentages reflect comparison to full quarter of sales in 2016.

(3) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $103 million and $78 million on a global basis for first quarter 2016 and 2015, respectively.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.

MERCK & CO., INC.

PHARMACEUTICAL GEOGRAPHIC SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3b

	2016	2015					% Change
	1Q	1Q	2Q	3Q	4Q	Full Year	1Q
TOTAL PHARMACEUTICAL	$8,104	$8,266	$8,564	$8,925	$9,027	$34,782	-2

United States	3,913	3,637	3,934	4,382	4,285	16,238	8
% Pharmaceutical Sales	48.3%	44.0%	45.9%	49.1%	47.5%	46.7%

Europe (1)	1,914	2,024	1,896	1,920	1,873	7,714	-5
% Pharmaceutical Sales	23.6%	24.5%	22.1%	21.5%	20.8%	22.2%

Japan	620	627	629	564	785	2,605	-1
% Pharmaceutical Sales	7.7%	7.6%	7.3%	6.3%	8.7%	7.5%

Asia Pacific	806	809	822	854	946	3,431	0
% Pharmaceutical Sales	9.9%	9.8%	9.6%	9.6%	10.5%	9.9%

China	337	318	335	353	339	1,344	6

Latin America	359	630	676	585	512	2,403	-43
% Pharmaceutical Sales	4.4%	7.6%	7.9%	6.5%	5.7%	6.9%

Eastern Europe/Middle East Africa	272	321	372	380	402	1,476	-15
% Pharmaceutical Sales	3.4%	3.9%	4.3%	4.3%	4.5%	4.2%

Canada	147	170	167	159	172	668	-13
% Pharmaceutical Sales	1.8%	2.1%	2.0%	1.8%	1.9%	1.9%

Other	73	48	68	81	52	247	52
% Pharmaceutical Sales	0.9%	0.6%	0.8%	0.9%	0.6%	0.7%

(1) Europe primarily represents all European Union countries and the European Union accession markets.

MERCK & CO., INC.

FIRST QUARTER 2016

OTHER (INCOME) EXPENSE, NET - GAAP

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 4

OTHER (INCOME) EXPENSE, NET

	1Q16	1Q15
INTEREST INCOME	$(79)	$(74)
INTEREST EXPENSE	172	164
EXCHANGE LOSSES	38	95
EQUITY INCOME FROM AFFILIATES	(34)	(145)
Other, net	(49)	15
TOTAL	$48	$55